Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 16, 2021, relating to the combined financial statements of Sylvamo Corporation, a business of International Paper Company, appearing in the Registration Statement on Form 10 of Sylvamo Corporation (File No. 001-40718).

/s/ Deloitte & Touche LLP

Memphis, Tennessee

September 28, 2021